Exhibit 21.1
Subsidiaries of the Company

The following is a list of LCC International, Inc.'s subsidiaries. Where LCC International, Inc. directly or indirectly (through one or more subsidiaries) owns less than 100% of the outstanding interests of the subsidiary, such percentage ownership has been noted.

Jurisdiction of
Name of Subsidiary	Incorporation or Organization
LCC Wireless Services, Inc.	Delaware
LCC Design Services, L.L.C.	Delaware
LCC Wireless Design Services, L.L.C.	Delaware
LCC do Brasil Ltda.	Brazil
LCC Wireless Engineering Services, Ltd.	United Kingdom
LCC Pakistan Private Ltd.	Islamabad
LCC United Kingdom, Ltd.	United Kingdom
LCC Deployment Services UK Ltd.	United Kingdom
LCC Southern Europe Holdings S.R.L.	Italy
LCC Italia S.R.L.	Italy
LCC Wireless Communications Espana, SA	Spain
Detron LCC Network Services, B.V.	Netherlands
LCC International GmbH	Germany
LCC Design and Deployment Services Ltd.	Greece
LCC Middle East Holdings, Inc.	Delaware
LCC Middle East FZ-LLC	Dubai
LCC Detron Belgium NV	Belgium
EURL LCC UK Algeria	Algeria
LCC Projects BV	Netherlands
LCC Professionals BV	Netherlands
LCC Fixed BV	Netherlands
Wireless Facilities International Limited	United Kingdom
WFI France SARL	France
Wireless Facilities Telekomunikasyon Servis Limited	Turkey